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                                                                     EXHIBIT 4.1


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         Amendment No. 1, dated as of May 23, 2001, to the Rights Agreement, dated as of November 15, 1996 (the "Rights Agreement"), between Marine Drilling Companies, a Texas corporation (the "Company"), and American Stock Transfer & Trust Company, a New York trust company, as Rights Agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 29 of the Rights Agreement;

         WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of May 23, 2001 (the "Merger Agreement"), among Pride International, Inc., a Louisiana corporation ("Pride"), PM Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Pride ("Newco"), the Company and AM Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Pride ("Merger Sub").

         WHEREAS, the Company proposed to enter into a stock option agreement (the "Pride Stock Option Agreement") concurrently with the execution and delivery of the Merger Agreement, pursuant to which Marine will grant Pride the option to purchase shares of Marine's common stock, par value $.01 per share, upon the terms and subject to the conditions set forth therein.

         WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of its stockholders to amend the Rights Agreement to enable the Company to enter into the Merger Agreement, the Pride Stock Option Agreement and consummate the transactions contemplated thereby without causing Newco or Pride or any of its subsidiaries to become an "Acquiring Person" (as defined in the Rights Agreement).

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

         Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

         Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

         (a) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:


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         "Notwithstanding anything in this Agreement to the contrary, none of
         Pride, Newco, Merger Sub or any Affiliate or Associate of any of them shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the execution and delivery of the Merger Agreement or the Pride Stock Option Agreement, (ii) the conversion of shares of Common Stock into the right to receive Newco common stock and/or Pride common stock in accordance with Article 4 of the Merger Agreement or (iii) the consummation of the Mergers (as such term is defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement."

         (b) The definition of "Distribution Date" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution and delivery of the Merger Agreement, (ii) the conversion of shares of Common Stock into the right to receive Newco common stock in accordance with Article 4 of the Merger Agreement or (iii) the consummation of the Mergers (as such term is defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement."

         (c) The definition of "Final Expiration Date" in Section 1 of the Rights Agreement is amended to read in its entirety as follows:

         "'Final Expiration Date' shall mean the earlier of the Effective Time (as defined in the Merger Agreement) or the close of business on November 19, 2006."

         (d) The definition of "Share Acquisition Date" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Share Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution and delivery of the Merger Agreement, (ii) the conversion of shares of Common Stock into the right to receive Newco common stock in accordance with Article 4 of the Merger Agreement or (iii) the consummation of the Mergers (as such term is defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement."


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         (e) The following definitions shall be added to Section 1 of the Rights
Agreement:

         "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of May 23, 2001, by and among Newco, Pride, Merger Sub and the Company."

         "Newco" shall mean PM Merger Inc., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Pride."

         "Merger Sub" shall mean AM Merger, Inc. a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Pride."

         "Pride" shall mean Pride International, Inc., a corporation organized under the laws of Louisiana."

         Section 3. Miscellaneous.

         (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

         (b) This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         (c) The Rights Agreement shall terminate and be of no further force and effect upon the Final Expiration Date.

         (d) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

         (e) This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first above written.

Attest:                                MARINE DRILLING COMPANIES, INC.


By: /s/ DOMINIQUE R. COLVARD           By: /s/ JAN RASK
   --------------------------------       --------------------------------------
Name:   Dominique R. Colvard           Name:   Jan Rask
     ------------------------------         ------------------------------------
Title:  Witness                        Title:  President and Chief Executive
      -----------------------------            Officer
                                             -----------------------------------


Attest:                                AMERICAN STOCK TRANSFER &
                                           TRUST COMPANY


By: /s/ PAULA CAROPPOLI                By: /s/ ISAAC S. KAGAN
   --------------------------------       --------------------------------------
Name:   Paula Caroppoli                Name:   Isaac S. Kagan
     ------------------------------         ------------------------------------
Title:  Vice President                 Title:  Vice President
      -----------------------------          -----------------------------------


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